Exhibit 99.1

Company Release – Mifflintown, PA – January 31, 2017 Juniata Valley Financial Corp. Announces 2016 and Fourth Quarter Financial Results

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s net income for the year ended December 31, 2016, was $5,156,000, an increase of 68.6% over net income for the same period in 2015, with earnings per share increasing by $0.35, or 48.6%, to $1.07. For the fourth quarter of 2016 net income was $1,302,000, an increase of $1,177,000 as compared to net income in the fourth quarter of 2015. Earnings per share was $0.27 in the fourth quarter of 2016, compared to $0.02 in the fourth quarter of 2015.

The comparability of the results of operations for the three and twelve month periods ending December 31, 2016 and December 31, 2015 were materially impacted by the acquisition of FNBPA Bancorp, Inc. (“FNBPA”) on November 30, 2015. The earnings increases in both comparative periods were due primarily to growth of earning assets and revenues as a result of the acquisition, even though results from both 2016 periods also included increased related operational expenses that are expected to be recurring. Merger and acquisition costs included in non-interest expense and certain gains included in non-interest income also affected the comparability between the periods. Juniata incurred $347,000 expense in conjunction with the integration of its new Northern Tier region (FNBPA’s market area) for the year ended December 31, 2016. In the fourth quarter and twelve-month periods of 2015, merger and acquisition expenses of $1,595,000 and $1,806,000, respectively, were incurred.

Ms. Barber stated, “For Juniata Valley Financial Corp., 2016 was a year of integration of our Northern Tier banking region personnel and systems. In 2017m we expect to build upon the potential of our new market through expanded business development efforts. Consistent with our focus on enhanced electronic delivery, our new Mountain View Branch in Juniata County, scheduled for completion in the fourth quarter of 2017, will feature expanded technological services for transactions and financial consultation.”

Annualized return on average assets for the year ended December 31, 2016 was 0.89% as compared to 0.62% in the same period one year ago. Annualized return on average equity, was 8.42% for the year ended December 31, 2016 compared to 5.98% in the year ended December 31, 2015.

Net interest income increased for the year ended December 31, 2016 by $2,864,000 when compared to the same period in 2015, driven by higher average loan balances and lower funding costs. Average earning assets were $81.4 million higher in the 2016 period, resulting from both organic growth and the FNBPA acquisition. Partially offsetting the increase in net interest income was an increase in non-interest expense, primarily employee compensation and benefits expense, due to added staffing in Juniata’s Northern Tier. Other non-interest expense increases included occupancy and equipment, director compensation, data processing expense, professional fees, intangible amortization and FDIC insurance premiums, all attributable to the expansion of the organization. Additionally, valuation of properties held in other real estate owned resulted in losses of $150,000 in 2016 as compared to a gain on the sale of such properties in 2015 of $14,000.

Non-interest income for the year ended December 31, 2016 increased by $913,000 when compared to the same period in 2015 and included increases of $266,000 of life insurance gains, $205,000 net gains on investment transactions, $113,000 gain on the sale of student loans acquired in the FNBPA transaction, as well as a $351,000 increase in customer service fees and debit card fee income, and an increase of $58,000 in trust service fees, specifically estate fees.

For the fourth quarter of 2016, annualized return on average assets was 0.89% as compared to 0.10% for the same period in 2015 and annualized return on average equity was 8.55% and 0.93% in the fourth quarters of 2016 and 2015, respectively.

Net interest income increased in the fourth quarter of 2016 by $404,000 when compared to the fourth quarter of 2015, driven by higher average loan balances and lower funding costs. Quarter over quarter, non-interest income grew by $141,000, or 11.9%, with the most significant increase being an increase of $73,000 in securities gains, with the results for the quarter also including increases in customer service fees, debit card fees and trust revenues. Merger and acquisition expense decreased by $1,620,000 in the fourth quarter of 2016 as compared to the fourth quarter of 2015 while other non-interest expense increased by $570,000, or 15.5%.

Total assets at December 31, 2016 were $580.4 million, a decrease of 0.6% compared to December 31, 2015. During 2016 loan balances averaged $379,177,000 as compared to average loan balances in 2015 of $305,212,000, an increase of 24.2%. Average deposit balances increased by 19.4% in 2016 as compared to 2015.

On January 17, 2017, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on March 1, 2017 to shareholders of record on February 15, 2017.

To review financial statements which include detailed quarter and year-to-date financial information, please refer to Juniata’s reports by following this link December Financial Statements. These financial statements can be also be found at www.jvbonline.com, under Investor Relations/Financial Highlights/December 2016 Financial Statements.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.